Exhibit 4.1
Execution Copy
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                     AMENDMENT, dated as of July 2, 2006 (this “Amendment”), to the Rights Agreement, dated as of April 17, 1990, as amended (the “Rights Agreement”), between Summit Bancshares, Inc., a Texas corporation (the “Company”), and Summit Bancservices, Inc., a Texas banking corporation, as Rights Agent (the “Rights Agent”).
RECITALS
                     A. Rights Agreement. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. The Rights Agent was subsequently dissolved and the Company has appointed Summit Bank, N.A. as the successor Rights Agent. All references to the Rights Agent shall be deemed to refer to Summit Bank, N.A. as the successor Rights Agent.
                     B. Merger Agreement. The Company contemplates entering into an Agreement and Plan of Merger, dated as of July 2, 2006 (the “Merger Agreement”), with Cullen/Frost Bankers, Inc., a Texas corporation (“Parent”), pursuant to which the Company will merge with and into Parent. The Board of Directors of the Company has approved the Merger Agreement.
                     C. Amendment. Pursuant to Section 26(iv) of the Rights Agreement, the Company may, and the Rights Agent shall prior to the Distribution Date, if the Company so directs, supplement or amend the Rights Agreement, and, in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable. The officer executing this Amendment on behalf of the Company hereby certifies in accordance with Section 26 of the Rights Agreement that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement. All acts and things necessary (including, but not limited to the delivery of the certificate contemplated by Section 26 of the Rights Agreement) to make this Amendment a valid agreement, enforceable in accordance with its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
                     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties agree as follows:
1.	Amendment to Section 1. Section 1 of the Rights Agreement is amended to add the following definitions:
   “(r) Parent: Cullen/Frost Bankers, Inc., a Texas corporation.”
   “(s) Cullen/Frost Merger Agreement: The Agreement and Plan of Merger, dated as of July 2, 2006, between Parent and the Company, as it may be amended or modified from time to time.”

2.	Amendment to the Definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by adding the following sentence to the end of Section 1(a):

“Notwithstanding anything in this Agreement to the contrary, none of Parent or any Associate or Affiliate of Parent shall be an Acquiring Person and no Person shall be deemed an Acquiring Person until the Board of Directors of the Company shall have passed a resolution to such effect.”

3.	Amendment to the Definition of “Acquisition Event”. The definition of “Acquisition Event” in Section 1(b) of the Rights Agreement is amended in its entirety to read as follows:

“(b) “Acquisition Event” shall mean any event described in Section 11(a)(ii)(A), (B), or (C) or Section 13(a); provided that no Acquisition Event shall occur as a result of the entry into, or any transaction contemplated by, the Cullen/Frost Merger Agreement or any related agreement.”

4.	Amendment to the Definition of “Beneficial Owner” and “Beneficially Own”. The definition of “Beneficial Owner” and “beneficially own” in Section 1(d) of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent or any Affiliate or Associate of Parent shall not be deemed to be the Beneficial Owner of and shall not be deemed to beneficially own any shares of Common Stock (except for such number of shares of Common Stock that does not exceed 1% of all outstanding Common Stock).”

5.	Amendment to the Definition of “Person”. The definition of “Person” in Section 1(m) of the Rights Agreement is amended to read as follows:

“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity. Notwithstanding the foregoing the definition of Parent shall not include Parent or any Affiliate or Associate of Parent.”

6.	Amendment to the Definition of “Section 13 Event”. The definition of “Section 13 Event” in Section 1(o) of the Rights Agreement is amended in its entirety to read as follows:

“(b) “Section 13 Event” shall mean any event described in clauses (i), (ii) or (iii) of Section 13(a); provided that no Section 13 Event shall occur as a result of the entry into, or any transaction contemplated by, the Cullen/Frost Merger Agreement or any related agreement.”

7.	Amendment to “Expiration Date”. The language after “at or prior to the earlier of” in Section 7(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(i) the Close of Business on April 16, 2010, (the “Final Expiration Date”), (ii) immediately prior to the effective time of the merger of the Company with and into Parent provided for in the Cullen/Frost Merger Agreement (the “Cullen/Frost Merger”), or (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) (such earliest of the times provided in clauses (i), (ii) and (iii) being therein referred to as the “Expiration Date”).”

8.	Amendment to Section 28. Section 28 of the Rights Agreement is amended by adding the following provision:

“Furthermore, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by reason of the approval, execution, or delivery of the Cullen/Frost Merger Agreement, or by reason of the consummation of any transaction contemplated by the Cullen/Frost Merger Agreement.”

9.	New Section 34. There is added to the Rights Agreement a new Section 34 as follows:

“Section 34. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate and be of no further force and effect immediately prior to the effective time of the Cullen/Frost Merger.”

10.	Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Cullen Frost Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

11.	Severability. If any term, provision, covenant or restriction contained in this Amendment is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Amendment shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

12.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

13.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

14.	Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.
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[Signature page follows]

                     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		SUMMIT BANCSHARES, INC.

By:	/s/ Sheri Stewart	By:	/s/ Philip E. Norwood

	Name: Sheri Stewart		Name: Philip E. Norwood
	Title: AVP		Title: President

Attest:		SUMMIT BANK, N.A.

By:	/s/ Sheri Stewart	By:	/s/ Bob G. Scott

	Name: Sheri Stewart		Name: Bob G. Scott
	Title: AVP		Title: COO/CFO